EXHIBIT 23.4

December 2, 2003

Community Capital Corporation

1401-C Highway 72

Post Office Box 218

Greenwood, South Carolina 29649

Members of the Board:

We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of Abbeville Capital Corporation to be signed and dated the date of the Proxy Statement/Prospectus that is a part of this Registration Statement, under the caption “Opinion of Abbeville Capital’s Financial Advisor”, and to the inclusion of such opinion letter as Appendix B to the Proxy Statement/Prospectus that is a part of this Registration Statement.

Very truly yours,

/s/ The Orr Group